Exhibit E
POWER OF ATTORNEY N 037

Moscow	August 7, 2006
     Know all by these presents, that Limited Liability Company “ALTIMO” (“the Company”) registered by the Moscow Registration Chamber on April 24, 2001, registration number 002.041.755, OGRN 1027739028976, represented by its General Director A.A. Severinova acting on the basis of the Charter, hereby constitutes and appoints Mr. Alexey A. Gavrilov, passport N 45 02 230955 issued on April 29, 2002 by Internal Affairs Department (OVD) “Sokol” of Moscow, to:
(1) execute for and on behalf of the Company, any statements on Schedule 13D or any other form, schedule, or other filing (“Filings”), required to be filed pursuant to the approved rules and regulations of the United States Securities and Exchange Commission (the “SEC”), and pursuant to the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, in respect of securities of Turkcell Iletisim Hizmetleri A.S.;
(2) do and perform any and all acts for and on behalf of the Company which may be necessary to complete and execute any such Filings, and file such documents with the SEC and any stock exchange or similar authority; and
(3) take any other action for and on behalf of the Company which, in the opinion of such attorney-in-fact, may be necessary or appropriate in connection with the above for the benefit of the Company.
This Power of Attorney shall be valid for one year following the date of issue.
IN WITNESS WHEREOF, the undersigned has caused this power of attorney to be executed as of this seventh day of August 2006.
By: /s/ Severinova
A.A. Severinova, General Director